Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Adrienne Chance

SVP, Communications

press@spartannash.com

INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

SpartanNash Continues Ongoing Board Refreshment, Welcomes New Independent Director

CEO of DexKo Global Fred Bentley brings breadth of manufacturing, supply chain and food industry experience to SpartanNash Board of Directors

GRAND RAPIDS, Mich. – Nov. 15, 2023 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today announced the appointment of current DexKo Global, Inc. President and CEO Fred Bentley to the Board of Directors (the “Board”).

Since 2016, Bentley has held the position of President and CEO of DexKo Global, a manufacturer of highly engineered trailer running gear, chassis assemblies and related components. He oversees the Dexter and AL-KO global operations, and he has led DexKo to a leading market position with a successful growth strategy.

Prior to joining DexKo, Bentley was CEO of Maxion Wheels, a $2.4 billion global automotive equipment supplier and the world’s largest wheel company. He served as Chief Operating Officer and President of International Operations of Hayes Lemmerz, leading the company’s sale process (to Maxion) and the divestitures of non-core businesses while significantly globalizing the core business. Bentley also has significant operational experience from his time at Honeywell/Allied Signal and experience in complex operations, finance and strategy from his seven years at Frito-Lay.

Bentley earned his undergraduate degree in industrial engineering from the University of Cincinnati and attended the Harvard Business School Advanced Management Program. In addition to SpartanNash and DexKo, Bentley serves on the board of directors for Gray Construction and Aludyne. He previously served as a board member for Time Manufacturing Company, SeaStar Solutions, GT Technologies and DURA Automotive (now Dura-Shiloh).

“Fred is a well-rounded leader and seasoned CEO with global supply chain, food and manufacturing experience that will be highly additive to our Board,” said SpartanNash Board Chairman Douglas Hacker. “I am proud of the Board’s work to recruit world-class leaders who have relevant domain experience as part of our ongoing refreshment process and journey to grow value for SpartanNash Associates, customers and shareholders.”

Exhibit 99.1

SpartanNash refreshed its Board in 2022 with the addition of three independent directors who replaced three directors who did not seek reelection. This year, Bentley is the second independent director to join the Board, following the August appointment of Kerrie MacPherson.

With the addition of Bentley, the Board now comprises 10 directors – six of whom have been appointed in the last five years – and nine of whom are independent.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 and growing. SpartanNash operates two complementary business segments - food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates 144 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

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